Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor Contact: Curt Brooks +1.215.299.6137
Curt.Brooks@fmc.com

FMC Corporation announces second quarter earnings at higher end of guidance range; updates full-year outlook

Volume growth and restructuring savings drive year-over-year earnings improvement

Second Quarter 2024 Highlights
•Revenue of $1.04 billion, up 2 percent versus Q2 2023 and up 4 percent organically1
•Consolidated GAAP net income of $295 million
•Adjusted EBITDA of $202 million, up 8 percent versus Q2 2023
•Consolidated GAAP income of $2.35 per diluted share
•Adjusted earnings per diluted share of $0.63, up 26 percent versus Q2 2023
•GAAP cash from operations of $292 million, an increase of $161 million versus Q2 2023
•Free cash flow of $280 million, an improvement of $187 million versus Q2 2023
Full-Year Outlook2
•Updates revenue outlook to range of $4.30 billion to $4.50 billion, reflecting a 2 percent decline at the midpoint versus 2023
•Reduces adjusted EBITDA range to $880 million to $940 million, a decline of 7 percent at the midpoint versus 2023
•Lowers adjusted earnings per diluted share outlook to a range of $3.02 to $3.64, a decline of 12 percent at the midpoint versus 2023
•Increases restructuring benefit target to a range of $75 million to $100 million of adjusted EBITDA net benefit
•Updates free cash flow range to $400 million to $500 million

PHILADELPHIA, July 31, 2024 – FMC Corporation (NYSE:FMC) today reported second quarter 2024 revenue of $1.04 billion, up 2 percent versus second quarter 2023, and up 4 percent organically. On a GAAP basis, the company reported income of $2.35 per diluted share in the second quarter, an increase of 879 percent versus the second quarter of 2023 due to additional benefits related to tax incentives granted to the company’s Swiss subsidiaries in late 2023. Second quarter adjusted earnings were $0.63 per diluted share, up 26 percent versus second quarter 2023.

Page 2 / FMC Corporation announces second quarter results at higher end of guidance range; updates full-year outlook

Second Quarter Adjusted EPS versus Q2 2023	+13 cents
Adjusted EBITDA	+10 cents
Depreciation & Amortization	+3 cents
Interest Expense	+1 cent
Noncontrolling Interest	+1 cent
Rounding	-2 cents
“Demand improved during the second quarter resulting in a pronounced increase in our sales volumes, most notably within the United States and Brazil, despite customers continuing to actively manage inventory,” said Pierre Brondeau, FMC chairman and chief executive officer. “Higher sales, as well as cost benefits from our ongoing restructuring, led to adjusted EBITDA toward the high end of our guidance range.”
Second quarter revenue growth was driven by a 14 percent increase in volume versus the prior year period when global destocking was first observed. Volume growth was partially offset by 10 percent lower price and a foreign currency headwind of 2 percent. Lower price was driven by competitive pressure as demand returned and one-time incentives to customers to help them lower the cost of inventory in the channel.
North America sales increased 24 percent due to higher volume, mainly in herbicides. Sales of new products introduced (NPI3) in the last five years grew strongly including contributions from new diamide insecticide formulations and fluindapyr-based fungicides. In Latin America, revenue grew 14 percent (up 15 percent, excluding FX) due to higher volumes, almost entirely in Brazil. Volume growth was partially offset by lower price and an FX headwind. Branded diamides and NPI3 both delivered strong growth in the region. Asia sales declined by 28 percent (down 24 percent, excluding FX) due to lower volumes, primarily in India, from ongoing channel destocking and lower price. Sales in EMEA declined 3 percent (flat to the prior year, excluding FX). The region’s revenue grew in the low-teens percent, excluding sales made to diamide partners, driven by higher volume. Plant Health revenue was flat to the prior year with growth in biologicals.

FMC Revenue	Q2 2024
Total Revenue Change (GAAP)	2%
Less FX Impact	(2)%
Organic[1] Revenue Change (Non-GAAP)	4%

Page 3 / FMC Corporation announces second quarter results at higher end of guidance range; updates full-year outlook

The company’s second quarter adjusted EBITDA was $202 million, an increase of 8 percent from the prior-year period. Higher sales volume as well as cost benefits from restructuring actions more than offset lower pricing and COGS headwinds due to sales of higher-cost inventory from prior year.
On a GAAP basis, cash from operations was $292 million, an increase of $161 million versus 2023, due to improvement in working capital and higher earnings. Higher cash from operations resulted in free cash flow of $280 million in the quarter. As of June 30, year-to-date free cash flow of $93 million is approximately $915 million higher than prior year.
Full Year 2024 Outlook2
The company has updated its full-year 2024 revenue outlook to be in the range of $4.30 billion to $4.50 billion, representing a decrease of 2 percent at the midpoint versus 2023. Versus the prior year, mid-single digit volume growth is expected to be more than offset by price and FX. The revised revenue guidance is 4 percent lower at the midpoint versus prior guidance to reflect lower first half sales and delayed demand recovery.
The company has reduced full-year adjusted EBITDA guidance to a range of $880 million and $940 million, a 7 percent decline at the midpoint versus both prior year and prior guidance, due to the lower revenue outlook. Benefits from restructuring are now expected to contribute $75 million to $100 million, net of inflation, to full-year adjusted EBITDA, an increase of $25 million at the midpoint from the prior expectation. The revised 2024 adjusted earnings outlook is now $3.02 to $3.64 per diluted share, representing a year-over-year decrease of 12 percent at the midpoint due primarily to lower earnings. The company is also adjusting its full-year free cash flow guidance to a range of $400 million to $500 million primarily to account for lower expected adjusted EBITDA.
Second Half 2024 Outlook2
Sales in the second half of 2024 are expected to be in the range of $2.34 billion to $2.54 billion, a 15 percent increase at the midpoint versus prior year. Higher volume from strong growth of new products and improving market conditions are expected to more than offset low-single digit pricing pressure and FX headwinds. Despite lower price on a year-on-year basis, pricing levels are expected to be similar to the second quarter. Adjusted EBITDA in the second half is forecasted to be $518 million to $578 million, representing growth of 28 percent at the midpoint versus the second half of 2023.

Page 4 / FMC Corporation announces second quarter results at higher end of guidance range; updates full-year outlook

Third quarter revenue is expected to be in the range of $1.00 billion to $1.09 billion, an increase of 6 percent at the midpoint compared to the third quarter of 2023, driven by volume growth. Price is expected to be a low-single digit headwind versus prior year. Adjusted EBITDA is forecasted to be in the range of $165 million to $195 million, an increase of 3 percent versus the prior-year period as volume recovery more than offsets unfavorable costs and lower price. Estimated COGS headwinds are forecasted at approximately $40 million and are mainly due to unabsorbed fixed costs related to reduced manufacturing activity in the second half of 2023. This is expected to more than offset the cost benefits from restructuring actions and lead to overall unfavorable costs for the period. FMC expects adjusted earnings per diluted share to be in the range of $0.39 to $0.67 in the third quarter, which represents a 20 percent increase at the midpoint versus the third quarter of 2023.
Fourth quarter revenue is expected to be in the range of $1.34 billion to $1.45 billion, an increase of 22 percent at the midpoint compared to the fourth quarter 2023, with volume growth from products launched in the last five years as well continued demand improvement. Price is expected to be lower by low-single digits versus the prior year. Adjusted EBITDA is forecasted to be in the range of $353 million to $383 million, an increase of 45 percent at the midpoint versus the prior-year period due to higher volume and restructuring benefits. Costs overall are a modest tailwind in the quarter. FMC expects adjusted earnings per diluted share to be in the range of $1.64 to $1.96, which represents a 68 percent increase at the midpoint versus fourth quarter 2023.

	Full Year 2024 Outlook[2]	Second-Half Outlook [2]	Third Quarter Outlook[2]	Fourth Quarter Outlook[2]
Revenue	$4.30 to $4.50 billion	$2.34 to $2.54 billion	$1.00 to $1.09 billion	$1.34 to $1.45 billion
Growth at midpoint vs. 2023	-2%	15%	6%	22%
Adjusted EBITDA	$880 million to $940 million	$518 to $578 million	$165 to $195 million	$353 to $383 million
Growth at midpoint vs. 2023	-7%	28%	3%	45%
Adjusted EPS^	$3.02 to $3.64	$2.03 to $2.63	$0.39 to $0.67	$1.64 to $1.96
Growth at midpoint vs. 2023	-12%	54%	20%	68%

^ EPS estimates assume 125.3 million diluted shares for full year, Q3 and Q4. EPS totals may not sum due to rounding.

Page 5 / FMC Corporation announces second quarter results at higher end of guidance range; updates full-year outlook

“Based on our performance in the second quarter and the current orders-in-hand for the second half, it is clear that demand is recovering, although slower than originally anticipated,” said Brondeau. “We expect demand to increase as the year progresses even as customers maintain a careful approach of managing inventory. Our revised guidance reflects more modest market improvement with our differentiated product portfolio and restructuring actions driving earnings growth and placing us in a strong position for 2025.”
Supplemental Information
The company will post supplemental information on the web at https://investors.fmc.com, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 5,800 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in presentations, reports or letters to FMC stockholders.

Page 6 / FMC Corporation announces second quarter results at higher end of guidance range; updates full-year outlook

In some cases, FMC has identified these forward-looking statements by such words or phrases as “outlook”, "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023 (the "2023 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2023 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.
We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
3.New Product Introductions (NPI) - products launched in the last five years
###

FMC CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$1,038.4	$1,014.5	$1,956.4	$2,358.8
Costs of sales and services	640.3	581.7	1,218.6	1,344.7
Gross margin	$398.1	$432.8	$737.8	$1,014.1
Selling, general and administrative expenses	164.8	205.6	328.7	391.5
Research and development expenses	75.9	87.7	136.8	166.1
Restructuring and other charges (income)	95.1	7.3	136.0	19.8
Total costs and expenses	$976.1	$882.3	$1,820.1	$1,922.1
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$62.3	$132.2	$136.3	$436.7
Non-operating pension and postretirement charges (income)	4.2	4.6	8.5	9.2
Interest expense, net	63.6	64.5	125.3	115.9
Income (loss) from continuing operations before income taxes	$(5.5)	$63.1	$2.5	$311.6
Provision (benefit) for income taxes	(303.5)	9.2	(304.9)	50.3
Income (loss) from continuing operations	$298.0	$53.9	$307.4	$261.3
Discontinued operations, net of income taxes	(2.8)	(21.5)	(15.3)	(33.0)
Net income (loss)	$295.2	$32.4	$292.1	$228.3
Less: Net income (loss) attributable to noncontrolling interests	0.1	1.9	(0.3)	1.8
Net income (loss) attributable to FMC stockholders	$295.1	$30.5	$292.4	$226.5
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$297.9	$52.0	$307.7	$259.5
Discontinued operations, net of tax	(2.8)	(21.5)	(15.3)	(33.0)
Net income (loss)	$295.1	$30.5	$292.4	$226.5
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$2.37	$0.41	$2.45	$2.07
Discontinued operations	(0.02)	(0.17)	(0.12)	(0.26)
Basic earnings per common share	$2.35	$0.24	$2.33	$1.81
Average number of shares outstanding used in basic earnings per share computations	125.0	125.1	125.0	125.2
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$2.37	$0.41	$2.45	$2.06
Discontinued operations	(0.02)	(0.17)	(0.12)	(0.26)
Diluted earnings per common share	$2.35	$0.24	$2.33	$1.80
Average number of shares outstanding used in diluted earnings per share computations	125.4	125.7	125.3	125.9

Other Data:
Capital additions and other investing activities	$14.4	$29.8	$37.8	$81.1
Depreciation and amortization expense	44.3	48.1	90.0	92.8

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) attributable to FMC stockholders (GAAP)	$295.1	$30.5	$292.4	$226.5
Corporate special charges (income):
Restructuring and other charges (income) (a)	95.1	7.3	136.0	19.8
Non-operating pension and postretirement charges (income) (b)	4.2	4.6	8.5	9.2
Income tax expense (benefit) on Corporate special charges (income) (c)	(13.8)	(2.3)	(23.4)	(4.3)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	—	0.8	—	(2.0)
Discontinued operations attributable to FMC stockholders, net of income taxes (d)	2.8	21.5	15.3	33.0
Tax adjustment (e)	(304.3)	0.2	(304.3)	3.5
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$79.1	$62.6	$124.5	$285.7

Diluted earnings per common share (GAAP)	$2.35	$0.24	$2.33	$1.80
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.76	0.06	1.09	0.16
Non-operating pension and postretirement charges (income)	0.03	0.04	0.07	0.07
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.11)	(0.01)	(0.19)	(0.03)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income) per diluted share	—	—	—	(0.02)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.02	0.17	0.12	0.26
Tax adjustments per diluted share	(2.42)	—	(2.43)	0.03
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$0.63	$0.50	$0.99	$2.27

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	125.4	125.7	125.3	125.9
____________________
(1)Referred to as Adjusted earnings. The Company believes that Adjusted earnings, a Non-GAAP financial measure, and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a)Three Months Ended June 30, 2024:
Restructuring and other charges (income) includes restructuring charges of $83.8 million primarily related to the previously announced global restructuring plan, referred to as "Project Focus." Charges incurred related to Project Focus consist of $53.3 million of non-cash asset write-off charges resulting from the contract termination with one of our third-party manufacturers, $18.6 million of severance and employee separation costs, including costs associated with the previously announced CEO transition, $6.5 million of professional service provider costs and other miscellaneous charges, and accelerated depreciation of $5.9 million on assets identified for disposal in connection with the restructuring initiative. Other charges (income) of $11.3 million is comprised of $5.7 million of charges associated with our environmental sites and $5.6 million of other miscellaneous charges.

Three Months Ended June 30, 2023:
Restructuring and other charges (income) includes $4.3 million of severance and employee separation costs as well as $0.6 million of other restructuring related charges incurred as part of various restructuring initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. Other charges (income) of $8.2 million, relates primarily to environmental sites of $7.5 million as well as $0.7 million of other miscellaneous charges.
Six Months Ended June 30, 2024:
Restructuring and other charges (income) includes restructuring charges of $117.5 million primarily related Project Focus. Charges incurred in connection with Project Focus consist of $53.3 million of non-cash asset write off charges resulting from the contract termination with one of our third-party manufacturers, $37.5 million of severance and employee separation costs, including costs associated with the previously announced CEO transition, $18.7 million of professional service provider costs and other miscellaneous charges, and accelerated depreciation of $8.2 million on assets identified for disposal in connection with the restructuring initiative. Other charges (income) of $18.5 million is comprised of $9.0 million of charges associated with our environmental sites and $9.5 million of other miscellaneous charges.
Six Months Ended June 30, 2023:
Restructuring and other charges (income) includes $4.3 million of severance and employee separation costs as well as $1.5 million of asset impairment and other charges related to various global restructuring initiatives. These restructuring charges were offset by a $5.8 million gain recognized on the disposition of land related to a previously closed manufacturing facility. Other charges (income) of $19.8 million, relates primarily to a $6.9 million remeasurement charge triggered during the period as a result of the significant currency depreciation of the Pakistani Rupee. On January 25th, 2023, the Pakistani Rupee experienced its largest single day drop against the US dollar in over two decades following the removal of the USD-PKR exchange cap in place on the country's currency. Additionally, other charges (income) relating to environmental sites of $9.8 million were recognized during the period as well as $3.1 million of other miscellaneous charges.
(b)Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c)The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(d)Discontinued operations includes provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations and retained liabilities. Discontinued operations for the three and six months ended June 30, 2024 includes cash proceeds, net of fees of $18.0 million received as the result of an insurance settlement for retained legal reserves.
(e)We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended June 30,		Six Months Ended June 30,
(in Millions)	2024	2023	2024	2023
Non-GAAP tax adjustments
Revisions to valuation allowances of historical deferred tax assets	$—	$—	$(1.6)	$—
Foreign currency remeasurement and other discrete items	(304.3)	0.2	(302.7)	3.5
Total Non-GAAP tax adjustments	$(304.3)	$0.2	$(304.3)	$3.5

In connection with our plans to establish a global technology and innovation center in Switzerland, we initiated changes to our corporate entity structure, including intra-entity transfers of certain intellectual property, during the second quarter of 2024. As a result, we recorded a net tax benefit of approximately $300 million. This benefit, net of valuation allowance, was primarily a result of the recognition of a step-up in tax basis to the fair value of the transferred intellectual property by the Company’s Swiss subsidiary. In addition, local tax impacts associated with the disposition of the transferred intellectual property were recorded as well as an increase in our valuation allowance associated with Swiss nonrefundable tax credits as a result of indirect effects of the transferred intellectual property.

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss) (GAAP)	$295.2	$32.4	$292.1	$228.3
Restructuring and other charges (income)	95.1	7.3	136.0	19.8
Non-operating pension and postretirement charges (income)	4.2	4.6	8.5	9.2
Discontinued operations, net of income taxes	2.8	21.5	15.3	33.0
Interest expense, net	63.6	64.5	125.3	115.9
Depreciation and amortization	44.3	48.1	90.0	92.8
Provision (benefit) for income taxes	(303.5)	9.2	(304.9)	50.3
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$201.7	$187.6	$362.3	$549.3
___________________
(1) Referred to as Adjusted EBITDA. Defined as operating profit excluding restructuring and other charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash provided (required) by operating activities of continuing operations (GAAP)	$292.2	$131.5	$149.3	$(719.8)
Project Focus transformation spending	23.6	—	63.5	—
Adjusted cash from operations(1)	$315.8	$131.5	$212.8	$(719.8)

Capital expenditures	(9.9)	(28.9)	(30.6)	(75.8)
Other investing activities	(4.5)	(0.9)	(7.2)	(5.3)
Capital additions and other investing activities	$(14.4)	$(29.8)	$(37.8)	$(81.1)

Cash provided (required) by operating activities of discontinued operations	2.6	(14.3)	(18.9)	(26.9)
Project Focus transformation spending	(23.6)	—	(63.5)	—
Proceeds from Land Disposition	—	5.8	—	5.8
Legacy and transformation	$(21.0)	$(8.5)	$(82.4)	$(21.1)

Free cash flow (Non-GAAP)(2)	$280.4	$93.2	$92.6	$(822.0)
___________________
(1)Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows and Project Focus transformation spending.
(2)Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

RECONCILIATION OF REVENUE CHANGE (GAAP) TO
ORGANIC REVENUE CHANGE (NON-GAAP) (1)
(Unaudited)

	Three Months Ended June 30, 2024 vs. 2023	Six Months Ended June 30, 2024 vs. 2023
Total Revenue Change (GAAP)	2%	(17)%
Less: Foreign Currency Impact	(2)%	(1)%
Organic Revenue Change (Non-GAAP)	4%	(16)%

___________________
(1) We believe organic revenue growth (non-GAAP) provides management and investors with useful supplemental information regarding our ongoing revenue performance and trends by presenting revenue growth excluding the impact of fluctuations in foreign exchange rates.

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO
FMC STOCKHOLDERS (GAAP) TO RETURN ON INVESTED CAPITAL ("ROIC")
NUMERATOR (NON-GAAP) AND ROIC (USING NON-GAAP NUMERATOR)(1)
(Unaudited)

	Twelve Months Ended
	June 30, 2024
Net income (loss) attributable to FMC stockholders (GAAP)	$1,387.4
Interest expense, net, net of income taxes	209.5
Corporate special charges (income)	371.8
Income tax expense (benefit) on Corporate special charges (income)	(51.9)
Adjustment for noncontrolling interest, net of tax on Corporate special charges (income)	0.4
Discontinued operations attributable to FMC stockholders, net of income taxes	80.8
Tax adjustments	(1,475.2)
ROIC numerator (Non-GAAP)	$522.8

	June 30, 2024	June 30, 2023
Total debt	$4,179.1	$4,682.5
Total FMC stockholders’ equity	4,559.4	3,353.0
Total debt and FMC stockholders' equity (GAAP)	$8,738.5	$8,035.5
ROIC denominator (2 yr average total debt and FMC stockholders' equity)	$8,387.0

ROIC (using Non-GAAP numerator)	6.23%
___________________
(1) We believe ROIC (non-GAAP) provides management and investors with useful supplemental information regarding our utilization of capital provided by both equity and debt as well as our working capital and free cash flow management.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$471.5	$302.4
Trade receivables, net of allowance of $34.4 in 2024 and $29.1 in 2023	2,702.4	2,703.2
Inventories	1,435.0	1,724.6
Prepaid and other current assets	601.3	398.9
Total current assets	$5,210.2	$5,129.1
Property, plant and equipment, net	861.1	892.5
Goodwill	1,509.2	1,593.6
Other intangibles, net	2,413.2	2,465.1
Deferred income taxes	1,664.1	1,336.6
Other long-term assets	472.9	509.3
Total assets	$12,130.7	$11,926.2
Short-term debt and current portion of long-term debt	$1,153.3	$934.0
Accounts payable, trade and other	697.3	602.4
Advanced payments from customers	0.8	482.1
Accrued and other liabilities	700.3	684.8
Accrued customer rebates	780.8	480.9
Guarantees of vendor financing	63.9	69.6
Accrued pensions and other postretirement benefits, current	6.4	6.4
Income taxes	120.3	124.4
Total current liabilities	$3,523.1	$3,384.6
Long-term debt, less current portion	$3,025.8	$3,023.6
Long-term liabilities	1,001.1	1,084.6
Equity	4,580.7	4,433.4
Total liabilities and equity	$12,130.7	$11,926.2

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Six Months Ended June 30,
	2024	2023
Cash provided (required) by operating activities of continuing operations	$149.3	$(719.8)

Cash provided (required) by operating activities of discontinued operations	(18.9)	(26.9)

Cash provided (required) by investing activities of continuing operations	(39.6)	(78.5)

Cash provided (required) by financing activities of continuing operations	84.7	1,194.6

Effect of exchange rate changes on cash	(6.4)	0.1

Increase (decrease) in cash and cash equivalents	$169.1	$369.5

Cash and cash equivalents, beginning of period	$302.4	$572.0

Cash and cash equivalents, end of period	$471.5	$941.5